EXHIBIT 99.1

RELIANCE BANCORP, INC.
585 STEWART AVENUE                                              (516) 222-9300
GARDEN CITY, NY 11530                                   FAX:    (516) 222-1997

                                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE       September 1, 1998
                            For Information Contact:
                            Paul D. Hagan
                            Senior Vice President-CFO
                            (516) 222-9308 extension 215

                  RELIANCE BANCORP, INC. COMPLETES SIXTH STOCK
            REPURCHASE AND ANNOUNCES SEVENTH STOCK REPURCHASE PROGRAM

Garden City, New York, September 1, 1998

Reliance Bancorp, Inc. (NASDAQ/NMS:RELY) the holding company for Reliance Federal Savings Bank today announced that it has completed its previously announced sixth stock repurchase program. The Company said it repurchased 494,000 shares of its outstanding common stock, par value $.01 per share, in open market transactions at an aggregate cost of approximately $13.6 million. Upon settlement of the last transaction on or about September 4, 1998, there will be 9,174,438 shares of Reliance Bancorp, Inc. common stock outstanding.

The Company also announced that its Board of Directors approved the Company's seventh stock repurchase plan. The Company has been authorized by its Board of Directors to repurchase up to 500,000 of the Company's outstanding shares.

Raymond A. Nielsen, President and Chief Executive Officer stated that the Board of Directors and management are committed to growing long-term value for Company stockholders and believe the repurchase of common stock represents a sound investment of Company funds and a good capital management tool. The repurchase will be made in open-market or privately negotiated transactions, subject to the availability of stock, acceptable pricing of the stock and such timing limitations as may be appropriate.

Reliance Federal Savings Bank is headquartered in Garden City, N.Y. operating through its administrative office in Garden City and 30 banking offices located in the New York counties of Queens, Nassau and Suffolk. The Bank's deposits are insured by The Federal Deposit Insurance Corporation. Additional information on the Company and Bank can be found on our Internet website at www.reliance-federal.com.